Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan José Román	Kathy Waller
Finance Vice President & CFO	(312)-543-6708
(787) 749-4949
Triple-S Management Corporation Reports 2008 Results
at High End of Guidance Range
SAN JUAN, Puerto Rico, February 19, 2009 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced consolidated revenues of $1.8 billion for the 12 months ended December 31, 2008. Net income of $24.8 million, or $0.77 per diluted share, includes an after tax net loss of $33.9 million, or $1.06 per diluted share, in net realized and unrealized losses on investments and derivatives.
2008 Highlights
•	Total consolidated operating revenues increased 14.6 percent year-over-year to $1,770.9 million

•	Operating income was $84.1 million

•	Excluding net realized and unrealized losses and a loss from derivatives included within other income (expenses), net income was $58.7 million, or $1.83 per diluted share

•	Consolidated Loss Ratio was 84.6 percent and Medical Loss Ratio (MLR) was 88.9 percent

•	Consolidated operating expense ratio improved 120 basis points to 14.7 percent

•	Continued expansion of Medicare Advantage business: over 310,000 additional member months enrollment during the year ended December 31, 2008, a 74.6 percent year-over-year increase
“Our full-year results came in at the high end of Company guidance,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “We were pleased with the performance of our managed care segment across all product lines and extremely gratified with the 75 percent growth in Medicare Advantage enrollment.” Ruiz-Comas concluded, “As we close another successful year, our first as a publicly traded company, and prepare to celebrate our 50th anniversary, I want to personally thank all of our employees for their hard work and continued dedication to providing the highest quality of care to our members.”
Consolidated operating revenues for the 12 months ended December 31, 2008 were $1,770.9 million, 14.6 percent above the same period of the previous year. The increase was largely due to growth in Medicare Advantage membership enrollment; however, the Company also experienced higher Commercial and Reform premiums due to rate increases.
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The consolidated net realized investment loss for the 12 months ended December 31, 2008 was $13.9 million. The loss resulted from the recognition of a non-cash charge to earnings of $16.5 million due to other-than-temporary impairments in the three equity mutual funds that replicate the Russell 1000, Standard & Poor’s 500 and EAFE indexes as well as for certain perpetual preferred securities. Ruiz-Comas remarked, “While frustrating, we are not alone in reporting other-than-temporary impairment adjustments. The good news is that this development did not alter our financial plan for creating shareholder value.”
Consolidated claims incurred and operating expenses for the year were $1,686.8 million, an increase of 15.4 percent from a year ago. Consolidated claims incurred were up $211.1 million, or 17.2 percent, principally due to increased claims in the managed care segment driven by higher enrollment and utilization trends, particularly in the Medicare Advantage business. The consolidated loss ratio rose 210 basis points to 84.6 percent. Twelve-month consolidated operating expenses were $251.9 million and the operating expense ratio improved 120 basis points to 14.7 percent. Pro forma net income for the 12 months ended December 31, 2008 was $58.7 million, or $1.83 per diluted share, based on weighted average shares outstanding of 32.2 million, compared with $56.0 million, or $2.06 per diluted share, based on weighted average shares outstanding of 27.2 million at the same time last year.
For the 12-month period ended December 31, 2008, net cash used in operating activities amounted to $3.0 million. This is mainly due to the fact that in December 2007 the Company collected $22.8 million in managed care premiums related to revenues for January 2008. In addition, premiums receivable for the managed care segment as of December 31, 2008 increased by approximately $41.1 million, mostly from the Government of Puerto Rico and its instrumentalities. Excluding both situations, cash flow from operations would have been $60.9 million.
As of December 31, 2008, Triple-S Management had $58.5 million in parent company cash, cash equivalents, and investments.
Fourth-Quarter Highlights
For the three months ended December 31, 2008, consolidated operating revenues rose 15.4 percent to $460.2 million, principally due to growth in the managed care segment.
Consolidated claims incurred and operating expenses for the quarter were $431.2 million, an increase of 15.8 percent from a year ago. Consolidated claims incurred were up $55.9 million, or 18.1 percent, principally due to increased claims in the managed care segment driven by higher enrollment and utilization trends, particularly in the Medicare Advantage business and to a lesser degree in the Commercial business. The consolidated loss ratio rose 240 basis points from the year-ago period, to 83.1 percent, primarily reflecting higher utilization trends in the managed care segment. “While the loss ratio was up from the prior year, this metric did, as anticipated, improve 130 basis points sequentially, largely due to seasonality,” noted Ruiz-Comas. The consolidated operating expense ratio improved 170 basis points to 15.0 percent in 2008 mainly due to a scalable infrastructure that enabled the Company to manage the aforementioned volume increase.
The consolidated net realized investment loss during the three months ended December 31, 2008 was $11.7 million. The loss resulted from the recognition of a non-cash charge to earnings of $12.6 million due to other-than-temporary impairments in the three equity mutual funds that replicate the Russell 1000, Standard & Poor’s 500 and EAFE indexes as well as for certain perpetual preferred securities.
Net income for the three months ended December 31, 2008 was $2.0 million, or $0.06 per diluted share, based on weighted average shares outstanding of 32.1 million. This
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compares with net income for the three months ended December 31, 2007 of $17.7 million, or $0.62 per diluted share, based on weighted average shares of 28.6 million. Excluding the effect of net realized and unrealized gains (losses) on investments and derivatives for the three months ended December 31 in both 2008 and 2007, net of taxes, pro forma net income was $21.3 million, or $0.66 per diluted share, in the quarter ended December 31, 2008, compared with $21.2 million, or $0.74 per diluted share, in the comparable 2007 quarter.

Pro Forma Net Income
(Unaudited)	Three months ended Dec. 31,		Twelve months ended Dec. 31,
(dollar amounts in millions)	2008	2007	2008	2007
Pro forma net income
Net income	$2.0	17.7	$24.8	58.5
Net realized investment (gains) loss net of tax	10.0	0.2	11.8	(4.8)
Net unrealized investment (gains) losses on trading securities net of tax	8.7	2.8	17.9	3.5
Derivative (gain) loss net of tax	0.6	0.5	4.2	—
Retroactive Reform premium adjustment net of tax	—	—	—	(1.2)
Pro forma net income	$21.3	21.2	$58.7	56.0
Diluted pro forma net income per share	$0.66	0.74	$1.83	2.06
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.
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	Three months ended Dec. 31,			Twelve months ended Dec. 31,
(Unaudited)			Percentage			Percentage
(dollar amounts in millions)	2008	2007	Change	2008	2007	Change
Operating revenues:
Managed Care	$404.5	342.7	18.0%	$1,558.6	1,338.7	16.4%
Life Insurance	28.6	25.7	11.3%	109.3	103.9	5.2%
Property and Casualty	28.1	31.8	(11.6%)	106.3	108.7	(2.2%)
Other	(1.0)	(1.4)	(28.6%)	(3.3)	(6.5)	(49.2%)

Total operating revenues	$460.2	398.8	15.4%	$1,770.9	1,544.8	14.6%

Operating income:
Managed Care	$18.2	18.0	1.1%	$52.6	57.4	(8.4%)

Life Insurance	3.8	2.4	58.3%	12.5	10.7	16.8%
Property and Casualty	5.8	4.3	34.9%	13.1	10.7	22.4%
Other	1.2	1.6	(25.0%)	5.9	4.7	25.5%

Total operating income	$29.0	26.3	10.3%	$84.1	83.5	0.7%

Operating margin:
Managed Care	4.5%	5.3%		3.4%	4.3%
Life Insurance	13.3%	9.3%		11.4%	10.3%
Property and Casualty	20.6%	13.5%		12.3%	9.8%
Consolidated	6.3%	6.6%		4.7%	5.4%
Managed Care Results Summary
Total medical premiums earned in 2008 were $1,513.0 million, up 16.2 percent versus 2007, primarily due to an increase in Medicare Advantage member months enrollment and a change in the product mix within this sector, coupled with rate increases across all businesses.
Medical premiums earned in the Medicare business rose $183.1 million, or 71.6 percent, to $438.7 million, reflecting an increase in member months enrollment of 300,892, or 54.3 percent, and a change in the product mix. The rise in member months is the net result of an increase of 310,762, or 74.6 percent, in Medicare Advantage membership and a decrease of 9,870, or 7.2 percent, in PDP membership.
Medical premiums earned in the Commercial business increased by $15.5 million, or 2.2 percent, to $734.2 million during 2008. This fluctuation is primarily the net result of an average four percent premium rate hike and a decrease in the fully-insured member months enrollment of 36,126, or 0.7 percent.
Medical premiums earned in the Reform business increased $12.6 million, or 3.8 percent, to $340.1 million during 2008. This fluctuation is largely due to the effect in the 2008 period of the nearly 10 percent premium rate increase that became effective on July 1, 2008 and a
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decrease in the fully-insured member months enrollment of 160,343, or 3.8 percent, when compared to the same period last year.
Administrative service fees climbed $5.2 million, or 30,5 percent, in 2008 due to increases in commercial groups and the Reform business of $2.5 million and $2.7 million, respectively. Total member months increased by 495,265, or 25.7 percent.
Medical claims incurred during 2008 were up $212.2 million, or 18.7 percent, to $1,345.4 million. The overall MLR rose 180 basis points to 88.9 percent. This increase is mostly due to a higher MLR in the Medicare Advantage business and to a lesser degree the Reform business, offset in part by a decrease in the Commercial MLR. The MLR increases in the Medicare and Reform businesses are mostly due to higher utilization trends.
Operating expenses in 2008 rose $12.5 million, or 8.4 percent, to $160.6 million, compared with last year. The increase is principally due to the higher volume, particularly within the Medicare business. The segment’s operating expense ratio decreased 70 basis points, to 10.5 percent.

Managed Care	Three months ended		Twelve months ended
	December 31,		December 31,
Additional Data	2008	2007	2008	2007

Member months enrollment
Commercial:
Fully-insured	1,249,569	1,240,630	4,947,854	4,983,980
Self-funded	526,616	483,563	2,049,140	1,930,850
Total Commercial	1,776,185	1,724,193	6,996,994	6,914,830

Reform:
Fully-insured	1,012,521	1,062,702	4,101,905	4,262,248
Self-funded	376,975	—	376,975	—
Total Reform	1,389,496	1,062,702	4,478,880	4,262,248
Medicare:
Medicare Advantage	196,879	112,733	727,274	416,512
PDP	30,284	33,632	127,658	137,528
Total Medicare	227,163	146,365	854,932	554,040
Total member months	3,392,844	2,933,260	12,330,806	11,731,118

Medical loss ratio	87.6%	85.2%	88.9%	87.1%
Commercial	89.3%	82.6%	87.6%	88.8%
Reform	87.7%	89.0%	90.6%	89.0%
Medicare	84.8%	87.4%	89.7%	79.7%
Operating expense ratio	10.9%	12.0%	10.5%	11.2%
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Managed Care	As of December 31,
Membership by Segment	2008	2007

Members
Commercial:
Fully-insured	417,685	412,663
Self-funded	175,038	161,588
Total Commercial	592,723	574,251

Reform
Fully-insured	337,960	353,694
Self-funded	189,487	—
Total Reform	527,447	353,694
Medicare
Medicare Advantage	65,243	38,070
PDP	10,037	11,175
Total Medicare	75,280	49,245
Total members	1,195,450	977,190

Managed Care	As of
Days claims payable	Dec. 31, 2008	Dec. 31, 2007

	57.3 days	64.9 days
Share Repurchase and Share Conversion Update
In October 2008, the Company’s Board of Directors authorized the repurchase of $40 million of its common shares. Triple-S repurchased approximately 1.2 million Class B shares at an average price of $11.75 in December utilizing cash on hand. The repurchase was conducted in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. From January 1 to February 13, 2009, the Company repurchased an additional 634,150 shares at an average price of $12.62. Triple-S continues to have approximately $18 million earmarked for share repurchases under its current Board authorization. Approximately seven million Class A shares were also converted into Class B shares during the fourth quarter. It should be noted that approximately nine million Class A shares remain outstanding and will not be converted to Class B shares until the earlier of the date that all potential claims specified in our certificate of incorporation are resolved or five years from the date of our initial public offering (December 6, 2012). In either case, the Board of Directors must approve the conversion of the remaining Class A shares. As a reminder, Class A shares do not trade on a public market.
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2009 Guidance
The Company is providing the following outlook for 2009:

	2009 Range		2008
Medical enrollment fully-insured (member months)	9,530,000	9,950,000		9,904,691

Medical enrollment self-insured (member months)	4,450,000	4,545,000		2,426,115

Consolidated operating revenues (in millions)	$1,855.0	$1,930.0		$1,770.9

Consolidated loss ratio	83.7%	84.7%		84.6%

Medical loss ratio	88.0%	89.0%		88.9%

Consolidated operating expense ratio	15.0%	15.4%		14.7%

Consolidated operating income (in millions)	$88.5	$97.0		$84.1

Consolidated effective tax rate	26.0%	27.0%		22.0%

Earnings per share (includes $0.07 net of tax in new IT system expenses)	$1.88	$1.98	$	(Pro forma) 1.83

Weighted average of diluted shares outstanding (in millions)	30.5	30.5		32.2
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Conference Call and Webcast
Management will host a conference call and webcast Thursday, February 19 at 10:00 a.m. Eastern Time to discuss its financial results for the fourth quarter and year ended December 31, 2008, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-366-7640, and international callers should dial 1-303-205-0066 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.2 million members, or about 30% of the population, and has the exclusive right to use the Blue Shield name and mark throughout the country. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com. or contact waller_kathleen@yahoo.com.
Forward-looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s
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results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management and utilization management programs
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	December 31,	December 31,
	2008	2007
Assets

Investments	$1,015,701	$1,011,009
Cash and cash equivalents	46,095	240,153
Premium and other receivables, net	237,158	202,268
Deferred policy acquisition costs and value of business acquired	126,347	117,239
Property and equipment, net	58,448	43,415
Other assets	64,710	45,458

Total assets	$1,548,459	$1,659,542

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$690,080	$726,519
Accounts payable and accrued liabilities	203,973	279,539
Borrowings	169,307	170,946

Total liabilities	1,063,360	1,177,004

Stockholders’ equity:
Common stock	31,148	32,309
Other stockholders’ equity	453,951	450,229

Total stockholders’ equity	485,099	482,538

Total liabilities and stockholders’ equity	$1,548,459	$1,659,542

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Year Ended
	December 31,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$1,695,457	$1,483,548
Administrative service fees	19,187	14,018
Net investment income	56,253	47,194

Total operating revenues	1,770,897	1,544,760

Net realized investment gains (losses)	(13,940)	5,931
Net unrealized investment loss on trading securities	(21,063)	(4,116)
Other income (loss), net	(2,468)	3,217

Total revenues	1,733,426	1,549,792

Benefits and expenses:
Claims incurred	1,434,914	1,223,775
Operating expenses	251,887	237,533

Total operating costs	1,686,801	1,461,308

Interest expense	14,681	15,839

Total benefits and expenses	1,701,482	1,477,147

Income before taxes	31,944	72,645

Income tax expense	7,154	14,127

Net income	$24,790	$58,518

Basic net income per share	$0.77	$2.15

Diluted earnings per share	$0.77	$2.15
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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	December 31,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$438,682	$381,934
Administrative service fees	7,106	2,984
Net investment income	14,447	13,797

Total operating revenues	460,235	398,715

Net realized investment gains (losses)	(11,707)	(232)
Net unrealized investment loss on trading securities	(10,257)	(3,352)
Other income (loss), net	(1,160)	1,375

Total revenues	437,111	396,506

Benefits and expenses:
Claims incurred	364,342	308,401
Operating expenses	66,885	64,094

Total operating costs	431,227	372,495

Interest expense	3,333	3,891

Total benefits and expenses	434,560	376,386

Income before taxes	2,551	20,120

Income tax expense	571	2,402

Net income	$1,980	$17,718

Basic net income per share	$0.06	$0.62

Diluted earnings per share	$0.06	$0.62
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Year Ended
	December 31,
	Unaudited	Historical
	2008	2007
Net cash (used in) provided by operating activities	$(2,982)	$115,894

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	228,436	299,561
Fixed maturities matured	91,732	41,248
Equity securities	4,450	1,000
Securities held to maturity:
Fixed maturities matured	22,875	13,246
Acquisition of investments:
Securities available for sale:
Fixed maturities	(505,896)	(327,409)
Equity securities	(19,636)	(18,379)
Securities held to maturity:
Fixed maturities	(554)	(8,244)
Net proceeds (disbursements) for policy loans	30	(287)
Net capital expenditures	(22,411)	(9,390)

Net cash used in investing activities	(200,974)	(8,654)

Cash flows from financing activities:
Net proceeds from initial public offering	—	70,279
Change in outstanding checks in excess of bank balances	18,353	(3,076)
Repayments of long-term borrowings	(1,639)	(12,141)
Dividends	—	(2,448)
Proceeds from policyholder deposits	8,018	6,150
Surrenders of policyholder deposits	(7,195)	(7,416)
Amount paid for repurchases of common stocks	(7,645)	—
Other	6	1

Net cash provided by financing activities	9,898	51,349

Net increase (decrease) in cash and cash equivalents	(194,058)	158,589

Cash and cash equivalents, beginning of period	240,153	81,564

Cash and cash equivalents, end of period	$46,095	$240,153

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